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                                                                  EXHIBIT 3.2(g)


By-Laws Amendment

Adopted:  January 22, 2003


            WHEREAS, it is appropriate for the By-Laws of the Company to be changed to reflect the fact that the positions of chairman of the Board and chief executive officer may be held by different people; therefore, it is

            RESOLVED that the following amendments be made to the Revised By-Laws of the Company:

            A. Sections 4.1; 4.6; 4.6(B); 4.7; and 4.7(A) of the By-Laws shall be amended to read as follows:

            4.1 NUMBER; SECURITY. The executive officers of the corporation shall be the chairman of the Board, vice chairman of the Board, chief executive officer, president, chief operating officer, one or more vice presidents (including any interim officer in any of the foregoing categories and one or more executive vice presidents, if the Board so determines), a secretary and a treasurer. Any two or more offices may be held by the same person. The Board may require any officer, agent or employee to give security for the faithful performance of his duties."

            4.6 CHAIRMAN OF THE BOARD. The chairman of the Board shall president at all meetings of the Board and of the shareholders and shall have such other powers and duties as the Board assigns to him.

            4.6(B) CHIEF EXECUTIVE OFFICER. Subject to the control of the Board, the chief executive officer shall have such powers and duties as chief executive officers usually have or as the Board assigns to him. Unless otherwise specified by the Chairman of the Board, the other executive officers (other than the chairman of the Board) of the corporation shall report to the chief executive officer. In the absence of the chairman of the Board, the chief executive officer shall preside at all meetings of the Board and of the shareholders.

            4.7 PRESIDENT. Subject to the control of the Board and/or the chief executive officer, the president shall have general supervision over the business of the corporation and shall have such powers and duties as presidents of corporations usually have or as the Board or the chief executive officer assigns to him.

            4.7(A) CHIEF OPERATING OFFICER. The chief operating officer of the corporation shall have such powers and duties as chief operating officers of corporations usually have or as the Board or the chief executive officer assigns to him.


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            B.       Sections 2.5 and 5.1 of the By-Laws shall be amended as
                     follows:

            2.5 SPECIAL MEETINGS. The first sentence of Section 2.5 shall be amended to read as follows "Special meetings of the Board may be called by the chairman of the Board or the Chief Executive Officer."

            5.1 CERTIFICATES. The second sentence of Section 5.1, entitled "Certificates" shall be amended to add "chief executive officer" after the words "chairman of the board."











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